UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 17, 2024

YIELD10 BIOSCIENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33133	04-3158289
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 Presidential Way, Woburn, Massachusetts		01801
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (617) 583-1700
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.
On July 12, 2024, Yield10 Bioscience, Inc. (the “Company”) entered into a License Agreement with Nuseed Nutritional US Inc. (the seed technologies platform of Nufarm Limited (ASX:NUF)) ("Nufarm"), granting Nufarm a commercial license (the “License Agreement”) to certain Omega-3 intellectual property assets, materials and know-how for producing oil in Camelina. Under the License Agreement, Nufarm will pay Yield10 up to $5.0 million. Nufarm and the Company also signed a Memorandum of Understanding ("MOU") pursuant to which the parties agreed to exclusively negotiate with each other for the sale of Yield10’s remaining assets to Nufarm, pursuant to an asset purchase agreement (the “Purchase Agreement”). The asset sale will require an affirmative vote from the shareholders of Yield10, and a special meeting of shareholders will be convened to seek that vote following execution of the Purchase Agreement. Pursuant to the License Agreement, Nufarm will pay Yield10 a mid-single digit service fee on any net revenue in respect of the provision, sale or supply of licensed Omega-3 products or plant oils or other products derived or developed from or using plant oils using the applicable licensed Omega-3 products.
Nufarm has made an upfront cash payment to Yield10 of $3.0 million upon the execution of the License Agreement. An additional cash payment of up to $2.0 million will be made within three business days after Yield10 delivers to Nufarm: (A) a written consent of Rothamsted Research Limited (“Rothamsted”) to the grant to Nufarm certain exclusive rights to Omega-3 assets for producing oil in Camelina; and (B) a letter from MPC Investment LLC confirming that the Company's outstanding $1.0 million note (the "Note") plus accrued interest owed to MPC Investment LLC, which is due to mature on August 24, 2024, has been satisfied in full, both of which must be delivered by Yield10 within 45 calendar days.

If Yield10 does not deliver both items within 45 days, then the License Agreement will remain non-exclusive with respect to the rights Yield10 has licensed from Rothamsted, and Nufarm will be excused from any obligation to pay the remaining $2.0 million cash payment.

In the MOU, Nufarm and the Company have also agreed to negotiate in good faith for an operating loan facility to Yield10 of up to $1.0 million for up to a 90-day period, to be secured against Yield10’s remaining assets (the “Loan Facility”).

Pursuant to the Purchase Agreement to be negotiated, Nufarm would purchase substantially all of Yield10’s remaining assets, excluding any liabilities. The MOU provides that in the event that Yield10 and Nufarm successfully negotiate, enter into and close the Purchase Agreement, the purchase price contemplated therein and payable by Nufarm at closing would be satisfied by setting off an amount equal to the balance of the Loan Facility then outstanding against the purchase price due from Nufarm to Yield10 on closing.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Ma
No.	Description
99.1	Press Release dated July 17, 2024 announcing Yield10's signing of a MOU with Nufarm granting Nufarm a commercial license to the Company's Omega-3 assets for producing oil in Camelina.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YIELD10 BIOSCIENCE, INC.

July 17, 2024	By:	/s/ Oliver P. Peoples
Oliver P. Peoples
President & Chief Executive Officer